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                                                                    EXHIBIT 12.1

                       STATEMENT OF COMPUTATION OF RATIOS
                                 (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                                -----------------------------
                                                                 1995       1996       1997
                                                                -------    -------    -------
Earnings:
  Net income before extraordinary expenses..................    $12,191    $43,291    $63,835
  Capitalized interest......................................                (1,330)      (883)
  Minority interest.........................................      3,131      5,590      5,817
  Fixed charges.............................................      2,004     11,133     29,675
                                                                -------    -------    -------
          Earnings..........................................    $17,326    $58,684    $98,444
                                                                =======    =======    =======
Fixed Charges:
  Interest expense..........................................    $ 2,004    $ 9,803    $28,792
  Capitalized interest......................................         --      1,330        883
                                                                -------    -------    -------
          Fixed Charges.....................................    $ 2,004    $11,133    $29,675
                                                                =======    =======    =======
Preferred dividends.........................................    $    --    $ 7,734    $11,797
                                                                =======    =======    =======
Ratio of Earnings to Fixed Charges(1).......................        8.6x       5.3x       3.3x
                                                                =======    =======    =======
Ratio of Earnings to Combined Fixed Charges and Preferred
  Dividends(2)..............................................        8.6x       3.1x       2.4x
                                                                =======    =======    =======

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(1) Computed as Earnings divided by Fixed Charges

(2) Computed as Earnings divided by Fixed Charges and Preferred Dividends